UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 11, 2009
(Exact name of registrant as specified in charter)
001-11302
(Commission File Number)

OHIO (State or other jurisdiction of incorporation)	34-6542451 (I.R.S. Employer Identification No.)
127 Public Square
Cleveland, Ohio 44114-1306
(Address of principal executive offices and zip code)
(216) 689-6300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Compensation Arrangements
     On March 12, 2009, the Compensation and Organization Committee of the KeyCorp Board of Directors authorized the following:
(1)	the amendment of the KeyCorp Second Supplemental Retirement Plan and KeyCorp Second Executive Supplemental Pension Plan (i) to clarify when a participant’s long term incentive compensation and annual incentive compensation awards are included under the Plan for purposes of calculating the participant’s supplemental retirement benefit, and (ii) to clarify that only 50% of the participant’s long term incentive compensation award is included under the Plan for purposes of calculating the participant’s supplemental retirement benefit,

(2)	the amendment of the KeyCorp Cash Balance Pension Plan, KeyCorp 401(k) Savings Plan, KeyCorp Deferred Savings Plan, KeyCorp Second Excess Cash Balance Pension Plan, KeyCorp Second Supplemental Retirement Plan, and KeyCorp Second Executive Supplemental Pension Plan (herein collectively referred to as “Plan”) to specifically exclude from each Plan’s definition of “compensation” all deferred cash awards that have been granted, and upon vesting paid, to participants under the KeyCorp annual and KeyCorp long term incentive programs for purposes of determining the participants’ Plan benefits, and

(3)	the establishment of the KeyCorp Deferred Annual Incentive Plan. The Plan, as established, will maintain on a bookkeeping basis, those deferred incentive awards that are granted under KeyCorp-sponsored incentive plans until such time as the deferred incentive award becomes fully vested and distributed to the participant.
Departure of Director
     Ralph Alvarez has notified the Company that he will not stand for re-election as a member of the Board of Directors at the 2009 Annual Meeting. Mr. Alvarez’s decision not to stand for re-election was based on personal reasons and not the result of any disagreement with the Company.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KEYCORP
(Registrant)
Date: March 16, 2009	By:	/s/ Daniel R. Stolzer
Daniel R. Stolzer
Vice President and Deputy General Counsel